Exhibit 99.1

Storage Technology Corporation
One StorageTek Drive
Louisville, CO 80028-4130
303.673.5020

NEWS RELEASE

Contact:	Joe Fuentes	Dana Johnson
	Manager, Global Public Relations	Director, Assistant Treasurer
	303.661.2523	303.661.2676
	joe_fuentes@storagetek.com	dana_johnson@storagetek.com

STORAGETEK ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

LOUISVILLE, Colo., April 13, 2005 – StorageTek® (Storage Technology Corp., NYSE:STK) today announced preliminary results for the first quarter 2005. Total revenue is anticipated to be approximately $500 million and net income is expected to be between $0.18 and $0.21 diluted earnings per share.

“While we continue to gain traction in the market with our new modular libraries, the SL8500 and SL500, we found the first three months of the year to be a challenging period coming off of a strong fourth quarter,” said Patrick J. Martin, StorageTek chairman, president and chief executive officer. “This is not the quarter that we had expected to deliver as a high level of transactions were pushed out of the quarter. While the first quarter puts us slightly behind, we believe the improved backlog and pipeline of business we have entering the second quarter should help us get back on track for the full year 2005.”

StorageTek is completing its quarterly close process and will announce first quarter 2005 financial results after the market closes April 25, 2005.

This press release contains certain statements, projections and forecasts regarding StorageTek’s future business plans, financial results, products and performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” and “believes.” There are a number of risks and uncertainties that could cause the company’s actual results to differ materially.

Some of these risks and uncertainties include, but are not limited to, StorageTek’s ability to develop, manufacture and market new products and services successfully; the effect of product mix and distribution channel mix on our gross margins; our ability to execute our Information Lifecycle ManagementTM strategy; competitive pricing pressures; rapid technological changes in the markets in which we compete; our ability to attract and retain highly skilled employees; changes in our management; our ability to protect and develop intellectual property rights; our reliance on certain sole source suppliers; our ability to obtain quality parts and components in a timely manner; general economic conditions in the United States and globally; and other risks described in StorageTek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that are filed with the Securities and Exchange Commission and which are available on the SEC’s website.

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STORAGETEK ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS   2-2-2/

About StorageTek

StorageTek is a $2.2 billion global company that enables businesses, through its information lifecycle management strategy, to align the cost of storage with the value of information. The company’s innovative storage solutions manage the complexity and growth of information, lower costs, improve efficiency and protect investments. For more information, see www.storagetek.com, or call 1.800.786.7835.

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TRADEMARKS: StorageTek and the StorageTek logo are registered trademarks of Storage Technology Corporation. Other names mentioned may be trademarks of Storage Technology Corporation or other vendors/manufacturers.